EXHIBIT 10.23

PeoplesBank, A Codorus Valley Company Executive Incentive Plan January, 2016
Approved by Board of Directors:

Approved by Compensation Committee:

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PeoplesBank, A Codorus Valley Company
Executive Incentive Plan

I.	Introduction

The success of both PeoplesBank and Codorus Valley Bancorp, Inc. (“the Company”) is dependent upon the Company’s ability to meet and exceed financial and strategic objectives, increase the value of the franchise and operate in the best long-term interests of the shareholders. This success is dependent upon the contributions of each individual executive which collectively impact the Company’s performance and results.

PeoplesBank intends to provide executives with a structured incentive compensation opportunity in order to recognize the contribution that each makes to the overall performance of the organization. The purpose of this incentive plan is to motivate, reward and reinforce performance and achievement of corporate goals and individual performance/contributions in support of the Company’s strategic objective for growth and profitability.

While risk is an inherent aspect of business, this compensation plan is designed to reward executives for certain levels of performance without encouraging undue risk-taking which could materially threaten the safety and soundness of the Company or business unit.

This Executive Incentive Plan (“the Plan”) has been developed as a meaningful compensation tool to encourage and reward participants for the part that they play in the overall success of the Company. The Plan is designed to:

•	provide a form of results-oriented variable compensation which is directly linked to overall Company performance, and,
•	provide for recognition of individual contribution to the Company’s performance

II.	Plan Year

The plan year for this program will be the calendar year, January 1 – December 31. The Plan will pay out annually based on achievement of established goals and performance measures. The performance measures for the Plan will be determined, calculated and approved annually.

III.	Eligibility for Participation

All PeoplesBank executives who meet the criteria below will be eligible to participate in the Executive Incentive Plan. A listing of participant categories by grouping appears in Exhibit A.

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PeoplesBank, A Codorus Valley Company
Executive Incentive Plan

Eligibility for incentive payout will be determined by the participant’s most recent performance rating. To be eligible, individuals must have a minimally satisfactory rating and not be on probation and/or written warning during the plan year or at the time of award payment. Newly hired executives will be eligible for participation in the Plan providing they started employment prior to October 1 of the plan year. Payout for current year hires will be pro-rated based on their actual pay during the plan year. If the individual started employment after October 1, the executive will be eligible for the next plan year.

A participant’s eligibility ceases at termination of employment (except in the case of retirement, death or disability) and the participant will not receive any awards under the Plan beyond those already received. To be eligible for an award, an employee must be employed as of the payout date.

IV.	Incentive Opportunities

Each participant will have a target incentive opportunity based on his/her role and competitive market practice. Incentive opportunities will be defined as a percentage of base pay. Base pay is base salary as of December 31 of the plan year. See Appendix A for targets by participant categories.

V.	Payout Range

Actual awards will pay out at a reduced level (i.e.50% of target) for threshold performance, at 100% for target performance and at higher level (i.e.150% of target) for stretch/maximum or above performance. Performance below threshold will be zero.

VI.	Performance Goals

Each participant will have defined performance goals. The goals and weights are determined at the beginning of each plan year and may change from year to year. The goals are established by the Compensation Committee and Executive Management in conjunction with the annual budget process. Company goals are selected to be aligned with business/strategic plan and reflect annual financial measures such as net income, return on assets, return on equity, earnings per share, balance sheet growth or similar indicators. Personal goals generally reflect each participant’s unique role and responsibilities and may include Action Plan objectives as

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CONFIDENTIAL TREATMENT REQUESTED
PeoplesBank, A Codorus Valley Company
Executive Incentive Plan

deemed appropriate. Threshold, target, and maximum goals will be defined for quantifiable goals.

The performance goals for the plan year are found in Exhibit B. Individual participant performance measures will be documented in the format (or similar format) indicated in Exhibit C.

VII.	Award Calculation and Distribution

Payout amounts are calculated according to the level of overall performance achievement as compared to goals as explained in Exhibit B. Payout for performance between the threshold and target and target and maximum is interpolated.

Incentive payouts will be approved by the Compensation Committee. Final incentive payouts can be adjusted downward based on an assessment of risk by the Compensation Committee.

Actual individual payouts are then distributed to eligible participants based on payout percentage of base pay (defined as base salary as of December 31 of the plan year) for the year.

Payment will be made following the release of the prior year financials by the external auditors. This will occur no later than March 15 of the following year. The Company will deduct from all payments under this plan any federal, state or local taxes required by law to be withheld from such payments. Any participant terminating employment (except retirement, death, or disability) prior to actual payment of award will forfeit that award.

VIII.	Administration

Effective Date

This Plan is effective January 1, 2016 for the performance period of January 1, 2016 to December 31, 2016. The Plan will be reviewed annually by the Compensation Committee to ensure proper alignment with the Company’s objectives. The Company’s Compensation Committee retains the right as described below to amend, modify or discontinue the Plan at any time during the specified period. The Plan will remain in effect until earned incentive compensation is paid to participants.

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CONFIDENTIAL TREATMENT REQUESTED
PeoplesBank, A Codorus Valley Company
Executive Incentive Plan

Plan Authorization and Oversight

This Plan is authorized by the Board of Directors. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee and/or Board of Directors will be final and binding. The Compensation Committee may, in its sole discretion, terminate or modify any aspect of the Plan. However, no Plan amendment or termination will adversely affect an outstanding award.

The Compensation Committee shall have full power and authority to construe, interpret, manage and control this plan. The plan administrator shall be designated at the discretion of the Compensation Committee. The Compensation Committee may also terminate, modify, or amend this plan. Amendments can include adjustments to award calculations for any significant extraordinary financial items occurring in any given time period.

Any decisions made or action taken by the Committee arising out of, or in connection with, the administration, interpretation and effect of the Plan shall be at their absolute discretion and will be conclusive and binding on all parties. The Company reserves the right to amend, suspend, reinstate or terminate all or any part of the Plan at any time.

The Company will give prompt written notice to each participant of any amendment, suspension, termination or any material modification of the Plan. The Compensation Committee also reserves the right to withhold or amend award payments based on performance or circumstances deemed highly unusual.

Risk Assessment

At least annually, the Director of Human Resources and Chief Risk Officer (who has responsibility for risk assessment) will review this plan and provide a report including a detailed assessment regarding any risk issues inherent in the Plan. This risk report and the plan document in full will be reviewed by the Compensation Committee of the Board of Directors to ensure that the plan design is consistent with the compensation philosophy of the Company and that the Plan does not motivate undue risk taking. The annual review will also include the market competitiveness of the Plan, the plan’s alignment with the Company’s strategic plan, an assessment of how the Plan meets the objectives in the Introduction of this document, plus the

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CONFIDENTIAL TREATMENT REQUESTED
PeoplesBank, A Codorus Valley Company
Executive Incentive Plan

Plan’s impact on the overall safety and soundness of the Company. The Committee will then provide a report and recommendations to the full Board of Directors who are responsible to approve the Plan.

Leave of Absence

Employees on a leave of absence (including FMLA, Long Term Disability, Short Term Disability, etc.) will be eligible; however, their distribution will be pro-rated based upon the number of full months of work completed during the plan year under consideration.

Termination of Employment

If a participant is terminated by the Company or resigns, no incentive award will be distributed except death, disability or retirement.

If a participant ceases to be employed by the Company due to death, disability or retirement, his/her incentive award distribution for the Plan year will be pro-rated based on the number of full months of work completed during the plan year under consideration.

Miscellaneous

The Plan does not constitute a contract of employment, and participation in the Plan does not give any employee the right to be retained in the service of the Company or any right or claim to an award under the Plan unless specifically accrued under the terms of this plan. Designation as a plan participant conveys the opportunity, but not the right, to any awards conferred under the Plan.

Any right of a participant or his or her beneficiary to the payment of an award under this plan may not be assigned, transferred, pledged or encumbered.

IX.	Governing Law

Except as preempted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

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CONFIDENTIAL TREATMENT REQUESTED
PeoplesBank, A Codorus Valley Company
Executive Incentive Plan

X.	Plan Approval

This plan has been approved by the Board of Directors of Codorus Valley Bancorp, Inc. on

By
Board of Directors Codorus Valley Bancorp, Inc.

Compensation Committee Codorus Valley Bancorp, Inc.

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CONFIDENTIAL TREATMENT REQUESTED
PeoplesBank, A Codorus Valley Company
Executive Incentive Plan

Exhibit A

Executive Incentive Plan

Participants and Incentive Opportunities

Category	Participants	Incentive Opportunities
		Threshold (50% of Target)	Target (100% of Target)	Maximum (150% of Target)
1	President & CEO	12.5%	25%	37.5%

2	Executive Chair	10%	20%	30%
	Chief Credit Officer
	Chief Counsel
	Chief Financial Officer
	Chief Lending Officer
	SVP – Human Resources
	SVP – Retail Sales & Service
	SVP – Wealth Management
	Chief Risk Officer
3	Chief Information Officer	7.5%	15%	22.5%
	SVP, General Services
	VP, Marketing

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CONFIDENTIAL TREATMENT REQUESTED
PeoplesBank, A Codorus Valley Company
Executive Incentive Plan

Exhibit B

Performance Goals - Plan Year 2016

Category	Performance Measure	Weight	Performance Goals
			Threshold	Target	Stretch
Corporate	NI	50%	$[redacted]*	$[redacted]*	$[redacted]*
	ROE	25%	[redacted]*%	[redacted]*%	[redacted]*%
	Efficiency Ratio	10%	[redacted]*%	[redacted]*%	[redacted]*%
Individual	Individual Performance	15%	TBD
Total		100%

Parameters for 2016

1.	Base pay is defined as base salary as of December 31 of plan year.
2.	Generally, Company performance factor(s) must meet or exceed threshold to initiate an award in the Plan. Each performance factor is assessed independently from the other performance factors.
3.	Awards for performance above threshold but between defined points (threshold, target, maximum) will be interpolated.
4.	Performance above maximum level will be paid at maximum award level.
5.	The Compensation Committee has the discretion to adjust incentive payments down by as much as 100% if it is determined that excessive risk has been taken. This can be done on an individual or overall basis, as appropriate.
6.	Net income is defined as net income after all expenses including the dividend paid on the preferred shares and the expense of the awards under this plan.
7.	Return on Equity is the amount of Net Income available to common shareholders as a percentage of average common shareholders’ equity.
8.	Efficiency Ratio is the amount of the Bank’s total noninterest expenses (“overhead”) as a percentage of total revenues. The determination of total revenues excludes the impact of ALLL provision and gain on sales of investment securities

*Portions of this exhibit have been redacted and are subject to a confidential treatment request filed with the Secretary of the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. The redacted material has been filed separately under the request for confidential treatment.

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EXHIBIT C

PEOPLESBANK

EXECUTIVE INCENTIVE PLAN

INDIVIDUAL PEFORMANCE MEASURES

PLAN YEAR 2016

Guidelines

Goals are to be:

•	Clearly and specifically defined
•	Realistic
•	Measurable – includes language that quantifies or qualifies specific, observable, verifiable results and defines target levels of projected accomplishment – include quality, quantity, timeliness, cost-effectiveness. Numeric measures are ideal although descriptive measures, involving a description of satisfactory accomplishment, can be used if the goal cannot be measured with numbers.
•	Result in significant improvement in performance and/or productivity of the individual and/or organization
•	Detail the timeframe for accomplishing goals
•	Business Plan Goals must align with strategic goals, business plan goals and/or budget priorities.
•	Personal Development Goals should align with areas of personal development which will improve management effectiveness and leadership.

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CONFIDENTIAL TREATMENT REQUESTED
PeoplesBank, A Codorus Valley Company
Executive Incentive Plan

Goal: What is to be accomplished and how? How does this goal link to strategic goals or business plan goals?	How will goal be measured?	How does this goal represent a significant improvement in productivity or performance of the individual or the organization	Timeframe/Deadlines
Business plan goals
1.
2.
3.
Personal development goal
1.

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